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PRICING SUPPLEMENT NO. 2 DATED September 22, 2003                Rule 424(b)(5)
(To Prospectus Dated June 18, 2003 and                      File No. 333-106083
Prospectus Supplement Dated July 28, 2003)

                                  $100,000,000
                            Kimco Realty Corporation
                           Series C Medium-Term Notes
                   Due Nine Months or More from Date of Issue

                                Fixed Rate Notes

Interest Rate: 5.190% per annum
Trade Date: September 22, 2003

Issue Price: 100%
Agent's Discount or Commission: $625,000
Net Proceeds to Issuer: $99,375,000

Original Issue Date: October 1, 2003
Stated Maturity Date: October 1, 2013

Interest Payment Dates: The first day of each April and October, commencing April 1, 2004, and at maturity.

Book Entry: /X/                    Certificated:  / /

Authorized Denomination:  /X/  $1,000 and integral multiples thereof  / / Other:
Minimum Denomination:     /X/  $1,000   / / Other:
Specified Currency:       /X/  United States dollars   /X/ Other:
Exchange Rate Agent: N/A

Redemption:     /X/   The Notes cannot be redeemed prior to maturity.
                / /   The Notes may be redeemed prior to maturity, as follows:
                          Initial Redemption Date:
                          Initial Redemption Percentage:
                          Annual Redemption Percentage Reduction:

Repayment:      /X/   The Notes cannot be repaid prior to maturity.
                / /   The Notes may be repaid prior to maturity, as follows:
                          Optional Repayment Dates:

Additional/Other Terms:  None

Addendum Attached:                / / Yes     /X/  No

Agent:       / /  Merrill Lynch & Co.
             / /  Banc of America Securities LLC
             /X/  Banc One Capital Markets, Inc. ($40,000,000)
             /X/  BNY Capital Markets, Inc. ($20,000,000)
             / /  JPMorgan
             / /  Morgan Stanley
             / /  Goldman, Sachs & Co.
             / /  Credit Suisse First Boston
             / /  UBS Securities LLC
             /X/  Wachovia Capital Markets, LLC ($40,000,000)
             / /  Other:


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                       RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the six-month period ended June 30, 2003 was 3.2. Our ratio of earnings to combined fixed charges and preferred stock dividend requirements for the six-month period ended June 30, 2003 was 2.7.

For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest), amortization of capitalized interest and distributed income of equity investees to pre-tax income from continuing operations before adjustment for minority interest in consolidated subsidiaries or income/loss from unconsolidated partnerships. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of debt discounts and issue costs, whether expensed or capitalized.